1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release
Knoll Reports Double-Digit Operating Profit Margins
EAST GREENVILLE, PA, July 17, 2015 -- Knoll, Inc. (NYSE: KNL) today announced results for the second quarter ended June 30, 2015. Net sales were $268.6 million for the quarter, an increase of 1.0% from second quarter of 2014. Operating profit for the quarter was $28.3 million, compared to operating profit of $22.2 million in the second quarter of 2014. Net earnings for the second quarter of 2015 was $17.2 million, an increase of 59.3% when compared with the second quarter of 2014. Diluted earnings per share was $0.36 for the quarter compared to $0.23 per share in the prior year.
"Our strategy of diversifying our sources of revenue and profitability across workplace and high design residential settings is delivering the kind of improved profitability and double-digit margins we expect," commented Andrew Cogan, Knoll CEO. "While constant currency growth of 3.0% was slower than in Q1, we did benefit from a more profitable mix of business amongst and within our operating segments," he added.
Second Quarter Results
Second quarter 2015 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended		Percent
	6/30/2015	6/30/2014	Change
Net Sales	$268.6	$265.9	1.0%
Gross Profit	101.2	97.3	4.0%
Gross Profit %	37.7%	36.6%	3.0%
Operating Expenses	72.9	75.0	(2.8)%
Operating Profit	28.3	22.2	27.5%
Operating Profit %	10.5%	8.3%	26.5%
Net Earnings	17.2	10.8	59.3%
Earnings Per Share - Diluted	0.36	0.23	56.5%

Net sales for the Office segment were $160.9 million during the second quarter of 2015, an increase of 1.1%, or 1.9% on a constant currency basis, when compared with the second quarter of 2014. Increased sales in the Office segment were the result of improved systems sales year-over-year; this increase in systems sales was partially offset by lower storage sales. Net sales for the Studio segment were $77.8 million, an increase of $1.4 million, or 1.8%, when compared with the second quarter of 2014. On a constant currency basis, Studio sales increased by 6.8% from a year ago. The increase in sales in the Studio segment was attributable to strong growth in North America and Holly Hunt. Net sales for the Coverings segment were $29.9 million, a decrease of (1.6%), or (0.7%) on a constant currency basis, when compared with the second quarter a year ago. Improved sales performance in our textiles business was offset by decreased sales in our leather businesses.
Gross profit for the second quarter of 2015 was $101.2 million, an increase of $3.9 million, or 4.0%, when compared with the same period in 2014. During the second quarter of 2015, gross margin (gross profit as a percentage of net sales) increased to 37.7% from 36.6% a year ago. The increase in gross margin from the second quarter of 2014 mainly resulted from benefits achieved from net price realization and foreign exchange savings across our segments.
Operating expenses were $72.9 million, or 27.1% of net sales, compared to $75.0 million, or 28.2% of net sales, for the second quarter of 2014. Increased showroom expenses associated with our Holly Hunt business and higher pension expense were offset with foreign exchange savings, lower incentive accruals, and other cost containment savings. Operating expenses in the second quarter of 2014 included $0.2 million of restructuring charges.
Operating profit for the second quarter of 2015 was $28.3 million, or 10.5% of net sales. Operating profit for the second quarter of 2014 was $22.2 million, or 8.3% of net sales. Operating profit for the Office segment was $9.1 million in the second quarter of 2015 compared to $6.4 million a year ago. Office segment operating margins increased year over year from 4.0% to 5.7%. Operating profit for the Studio segment was $12.1 million, an increase of $2.6 million, when compared with the second quarter of 2014. Studio operating margins for the second quarter of 2015 and 2014 were 15.6% and 12.4%, respectively. Operating profit for the Coverings segment was $7.1 million for the second quarter of 2015 compared to operating profit of $6.3 million for the second quarter of 2014. Operating margins for the Coverings segment increased from 20.7% a year ago to 23.7% for the second quarter of 2015.
During the second quarter of 2015 and 2014, other (income) expense was $0.2 million and $2.7 million, respectively. Foreign exchange losses during the second quarter of 2015 and 2014 were $0.4 million and $2.4 million, respectively. Other (income) expense for the second quarter of 2014 included $0.3 million of expense for the write-off of deferred financing fees related to the refinancing of our credit facility, which now matures in May 2019.
The mix of pretax income and the varying effective tax rates in the countries in which we operate directly affects our consolidated effective tax rate. The effective tax rate was 34.3% for the second quarter of 2015, as compared to 38.4% for the same period last year.
Net earnings for the second quarter 2015 was $17.2 million, or $0.36 diluted earnings per share, as compared to $10.8 million, or $0.23 per share, for the second quarter of 2014.
During the second quarter of 2015 and 2014, cash provided by operations was $33.8 million and $18.4 million, respectively. Capital expenditures for the period totaled $7.5 million compared to $9.9 million in the comparable period for 2014. During the second quarter of 2015, the Company paid a quarterly dividend of $5.8 million, or $0.12 per share, compared to a quarterly dividend of $5.7 million, or $0.12 per share, in the second quarter of 2014.

“Maintaining a strong and flexible balance sheet remains a top priority. Continued net earnings growth coupled with working capital improvement have enabled $26.0 million of debt paydown in the quarter. Our leverage ratio has improved from 2.94 a year ago to 2.22 as of Q2 2015,” commented Craig B. Spray, SVP & CFO.

Business Segment Results
The following information categorizes the Company's results into its defined reporting segments.
The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily KnollStudio products, Richard Schultz® Design, and HOLLY HUNT®. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and Filzfelt™. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended June 30,
Net Sales (in millions)	2015	2014
Office	$160.9	$159.1
Studio	77.8	76.4
Coverings	29.9	30.4
Total Net Sales	$268.6	$265.9

	Three Months Ended June 30,
Operating Profit (in millions)	2015	2014
Office	$9.1	$6.4
Studio	12.1	9.5
Coverings	7.1	6.3
Total Operating Profit	$28.3	$22.2

Reconciliation of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") in the statements of income, balance sheets, or statements of cash flow of the company. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.

The non-GAAP financial measures presented within the company's earnings release are Net Sales, Adjusted and Adjusted EBITDA. These non-GAAP measures are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using non-GAAP measures only supplementally.

The following table reconciles Net Sales, Adjusted to GAAP Net Sales for the periods indicated.

	Office	Studio	Coverings	Knoll, Inc.
Q2 2015 Net Sales	$160.9	$77.8	$29.9	$268.6
Currency translation effects (1)	1.2	3.8	0.3	5.3
Q2 2015 Net Sales, Adjusted	162.1	81.6	30.2	273.9

Q2 2014 Net Sales	159.1	76.4	30.4	265.9

Adjusted Growth / (Decline) $	$3.0	$5.2	$(0.2)	$8.0
Adjusted Growth / (Decline) %	1.9%	6.8%	(0.7)%	3.0%
(1) - Currency translation effects represent the estimated net impact of translating current period sales using the average exchange rates applicable to the comparable prior year period.

The following table illustrates the computation of our bank leverage calculation and is in accordance with our Second Amended and Restated Credit Agreement dated May 20, 2014.

	6/30/2014		9/30/2014		12/31/2014		3/31/2015	6/30/2015
Debt Levels (1)	$287.8		$283.7		$275.5		$316.7	$290.7
LTM Net Earnings ($mm)	27.7		34.8		46.6		56.2	62.6
LTM Adjustments
Interest	5.9		6.3		6.7		6.9	6.8
Taxes	17.5		21.8		29.2		35.0	37.2
Depreciation and Amortization	17.8		18.6		20.0		20.6	21.1
Non-cash items and Other (2)	29.1		22.1		11.9		5.7	3.3
LTM Adjusted EBITDA	$98.0	(4)	$103.6	(4)	$114.4	(4)	$124.4	$131.0
Bank Leverage Calculation (3)	2.94		2.74		2.41		2.55	2.22

(1) - Outstanding debt levels include outstanding letters of credit and guarantee obligations. Excess cash over $15.0 million reduces outstanding debt per the terms of our credit facility, a copy of which was filed with the Securities and Exchange Commission on May 21, 2014.

(2) - Non-cash items and Other includes, but is not limited to, a pension settlement and other postretirement benefit curtailment, stock-based compensation expenses, unrealized gains and losses on foreign exchange, and restructuring charges.

(3) - Debt divided by Last Twelve Months ("LTM") Adjusted EBITDA, as calculated in accordance with our credit facility.

(4) - Includes an annualized proforma EBITDA for HOLLY HUNT, which was acquired on February 3, 2014.

Conference Call Information
Knoll will host a conference call on Friday, July 17, 2015 at 10:00 A.M. EST to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".
The conference call may also be accessed by dialing:
North America     866 953-6857
International     617 399-3481
Passcode      60947842
A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.
In addition, an audio replay of the conference call will be available through July 24, 2015 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 22412538).

About Knoll
Knoll is recognized internationally for workplace and residential design that inspires, evolves and endures. Our portfolio of furniture, textile, leather and accessories brands, including Knoll, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck, FilzFelt, Edelman Leather, and HOLLY HUNT, reflects our commitment to modern design that meets the diverse requirements of high performance offices and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals,” "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors:
Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752
cspray@knoll.com
Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$268,622	$265,943	$535,120	$495,544
Cost of sales	167,431	168,669	338,620	321,672
Gross profit	101,191	97,274	196,500	173,872
Selling, general, and administrative expenses	72,936	74,833	145,946	139,555
Restructuring charges	—	203	—	795
Operating profit	28,255	22,238	50,554	33,522
Interest expense	1,851	1,944	3,736	3,615
Other (income) expense, net	200	2,700	(6,957)	196
Income before income tax expense	26,204	17,594	53,775	29,711
Income tax expense	8,982	6,753	19,118	11,038
Net earnings	17,222	10,841	34,657	18,673
Net loss attributable to noncontrolling interests	(17)	(14)	(25)	(8)
Net earnings attributable to Knoll, Inc. stockholders	$17,239	$10,855	$34,682	$18,681

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.36	$0.23	$0.73	$0.40
Diluted	$0.36	$0.23	$0.72	$0.39

Weighted-average shares outstanding:
Basic	47,760,961	47,365,780	47,705,222	47,283,396
Diluted	48,509,546	47,974,559	48,445,060	48,012,233

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,342	$19,021
Customer receivables, net	104,374	114,551
Inventories	143,440	140,835
Prepaid and other current assets	39,426	37,412
Total current assets	297,582	311,819
Property, plant, and equipment, net	164,649	165,019
Goodwill and Intangible assets, net	380,830	382,657
Other non-current assets	8,305	9,448
Total Assets	$851,366	$868,943
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,000	$10,000
Accounts payable	75,738	114,914
Other current liabilities	96,283	106,860
Total current liabilities	182,021	231,774
Long-term debt	264,000	248,000
Other non-current liabilities	176,554	175,951
Total liabilities	622,575	655,725
Total equity	228,791	213,218
Total Liabilities and Equity	$851,366	$868,943

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Six Months Ended
	June 30,
	2015	2014
	(Unaudited)	(Unaudited)
Net earnings	$34,657	$18,673
Cash Flows provided by Operating Activities	7,442	31,277
Cash Flows used in Investing Activities	(12,670)	(111,405)
Cash Flows provided by (used in) Financing Activities	(1,169)	76,296
Effect of exchange rate changes on cash and cash equivalents	(2,282)	279
Decrease in cash and cash equivalents	(8,679)	(3,553)
Cash and cash equivalents at beginning of period	19,021	12,026
Cash and cash equivalents at end of period	$10,342	$8,473